NCB
FSB
A National Cooperative Bank Company
www.ncb.coop

February 17, 2005

BKD, LLP
Certified Public Accountants
201 N. Illinois Street, Suite 700
P.O. Box 44998
Indianapolis, IN 46204

We are providing this letter in connection with your examination of our assertion that
NCB, FSB complied with the minimum servicing standards in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) as of and for the year ended December 31, 2004 for its serviced commercial blanket real estate loans. We recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to express an opinion on management's assertion about compliance with the minimum servicing standards.

We confirm, to the best of our knowledge and belief, the following:
1. We are responsible for complying with the minimum servicing standards in the
USAP.
2. We are responsible for establishing and maintaining an effective internal control structure over compliance with the minimum servicing standards.
3. We have performed an evaluation of NCB, FSB's compliance with the minimum servicing standards.
4. We have disclosed to you all known noncompliance with the minimum servicing standards.
5. We have made available to you all documentation related to compliance with the minimum servicing standards.

1725 Eye Street, N.W, Suite 600
Washington, DC 20006
1.800.955.9622
Tel 202.336.7700
Fax 202.336.7800

BKD, LIP
February 17, 2004

6. We have disclosed any communications from regulatory agencies, internal auditors and other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between
December 31, 2004 and February 17, 2005.
7. We have disclosed to you any known noncompliance occurring subsequent to
December 31, 2004 through the date of this letter.
8. As of and for the year ended December 31, 2004, we attest that NCB, FSB has complied in all material respects with the minimum servicing standards set forth in the USAP for its serviced single family and share real estate loans. As of and for this same period, we attest that NCB, FSB had in effect an errors and omissions policy in the amount of $10,000,000 and a fidelity bond in the amount of $10,000,000.

/s/ Steven Brookner
Steven Brookner, CEO

/s/ Kathleen Luzik
Kathleen Luzik, COO